Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290206
PROSPECTUS
Up to 10,357,237 Common Shares

Icon Energy Corp.
This prospectus relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited company, (“Yorkville” or the “Selling Shareholder”), of up to 10,357,237 common shares, par value $0.001 per share (“Common Shares”) of Icon Energy Corp. (the “Company”), that consist of (i) up to 10,262,726 Common Shares that may be issued to Yorkville pursuant to the standby equity purchase agreement, dated as of August 27, 2025 (the “Effective Date”), entered into by and between Yorkville and the Company (the “SEPA”), at the election of the Company following an Advance Notice (as defined below) and (ii) up to 94,511 Common Shares that may be issued to Yorkville in lieu of cash for the payment of the Commitment Fee (as defined below), including 45,249 Common Shares (the “Initial Commitment Shares”) issued to Yorkville in satisfaction of the first half of the Commitment Fee (as defined below). See “Description of the Standby Equity Purchase Agreement” for a description of the SEPA and “Selling Shareholder” for additional information regarding Yorkville.
Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for, Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”).
Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or (ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the shares of Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).
We will have the right to require Yorkville to subscribe for any Common Shares pursuant to the SEPA as long as we have an effective registration statement in place for the resale of the Common Shares to be issued by the Company to Yorkville under each Advance, and subject to the satisfaction of the other conditions set forth in the SEPA.
We may not have access to the full Commitment Amount available under the SEPA due to, among other things, the reasons noted above. See “Description of the Standby Equity Purchase Agreement” for more information regarding the SEPA.
Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, in consideration for Yorkville’s irrevocable commitment to subscribe for Common Shares at our direction, from time to time after the effectiveness of the registration statement of which this prospectus forms a part, upon the terms and subject to the conditions set forth in the SEPA, we have agreed to pay a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half due at execution of the SEPA, and the remaining half due at the earlier of (i) $10 million worth of Advances or (ii) the 6-month anniversary of the execution of the SEPA. At each due date, we have the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. Upon the execution of the SEPA, we issued the Initial Commitment Shares to Yorkville in satisfaction of the first half of the Commitment Fee.
Our registration of the securities covered by this prospectus does not mean that the Selling Shareholder will offer or sell any of the Common Shares. The Selling Shareholder may offer, sell, or distribute all or a portion of its Common Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholder pursuant to this prospectus. However, we may receive up to $20,000,000 in aggregate gross proceeds from sales of our Common Shares to the Selling Shareholder that we may, in our discretion, elect to make, from time to time pursuant to the SEPA. The resale of our Common Shares being offered by the Selling Shareholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our Common Shares. We provide more information about how the Selling Shareholder may sell or otherwise dispose of the Common Shares in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the Common Shares offered hereby. The Selling Shareholder will bear all commissions and discounts, if any, attributable to its sales of the Common Shares offered hereby.
The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of Common Shares by the Selling Shareholder and any discounts, commissions, or concessions received by the Selling Shareholder are deemed to be underwriting discounts and commissions under the Securities Act.
We qualify as an “emerging growth company” as defined in the Securities Act and, as such, we may elect to comply with certain reduced reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
We have a multi-class capital structure consisting of Common Shares, Series A Preferred Shares and Series B Preferred Shares. Our common shareholders are entitled to one vote for each Common Share held. Our Series A Preferred Shares have no voting rights, subject to limited exceptions, however each Series A Preferred Share has a stated amount of $1,000 per share, and each holder of Series A Preferred Shares has the right, subject to certain conditions, until July 15, 2032, to convert all (but not a portion) of the Series A Preferred Shares beneficially held by such holder into our Common Shares at the applicable conversion price then in effect. The issuance of additional Common Shares upon the potential conversion of our Series A Preferred Shares could dilute the interests of our common shareholders and affect the trading price for our Common Shares. Our Series B Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up, however each Series B Preferred Share has the voting power of 1,000 Common Shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to maintain a substantially identical voting interest in us following the occurrence of certain events. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series B Preferred Shares, holders of our Series B Preferred Shares and holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares. Our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, is the sole holder of our Series A Preferred Shares and Series B Preferred Shares. The Series B Preferred Shares held by Mrs. Panagiotidi represent 99.9% of the aggregate voting power of our total issued and outstanding share capital as of the date hereof. Because Mrs. Panagiotidi beneficially owns the majority of our voting power, she has the ability to control us and our affairs, including, among other matters, the election of our board of directors and, as a result, the ability of our common shareholders to influence our corporate matters is limited.
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.” On September 11, 2025, the last reported sales price of our Common Shares on the Nasdaq Capital Market was $2.09.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 22, 2025

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “Commission”). Under this registration statement on Form F-1, the Selling Shareholder may, from time to time offer and sell, up to an aggregate of 10,357,237 Common Shares pursuant to the SEPA.
This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. This prospectus, together with the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. Before purchasing our Common Shares, you should carefully read this prospectus, together with the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.”
We have not authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus or in the documents incorporated by reference and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates. Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
We have not, and the Selling Shareholder has not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the Commission is effective. We are not, and the Selling Shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Unless the context requires otherwise, all references in this prospectus to “Icon,” “Icon Energy,” the “Company,” “we,” “our,” and “us,” refer to Icon Energy Corp. We use the term deadweight tons (“dwt”) expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “our fleet,” and “our vessels,” include right-of-use assets under finance leases. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).
All share and per share amounts references in this prospectus give retroactive effect, for all periods presented, to the one-for-forty reverse stock split effected on April 1, 2025 (the “Reverse Stock Split”).

PROSPECTUS SUMMARY
This section summarizes material information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information that may be important to you. Before you decide to invest in our securities, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial information in this prospectus, in the Annual Report for the fiscal year ended December 31, 2024 on Form 20-F and related notes filed on April 25, 2025, and in our interim financial statements for the periods ended March 31, 2025 and June 30, 2025 contained in our Reports on Form 6-K filed on July 3, 2025 and August 1, 2025, respectively, incorporated by reference into this prospectus, and the other documents incorporated by reference into this prospectus, which are described under “Information Incorporated by Reference” before making an investment in our securities.
Our Company
We are a growth-oriented shipping company, providing worldwide seaborne transportation services for dry bulk cargoes via our fleet of oceangoing vessels. We generate our revenues by chartering our vessels to regional and international dry bulk operators, commodity traders and end users. Currently, our fleet consists of one Panamax dry bulk vessel, the M/V Alfa, with a carrying capacity of approximately 77,326 dwt, one Kamsarmax dry bulk vessel, the M/V Bravo, with a carrying capacity of approximately 81,448 dwt and one Ultramax dry bulk vessel, the M/V Charlie, with a carrying capacity of 63,668 dwt.
Chartering of our Fleet
We intend to charter our vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. The M/V Alfa and M/V Bravo are currently employed by an international commodity trading conglomerate, on time charters expiring between October 2025 and March 2026, at floating daily hire rates linked to the Baltic Panamax Index. The M/V Charlie is employed by a reputable dry bulk operator, on a time charter expiring between March 2026 and June 2026, at a floating daily hire rate linked to the Baltic Supramax Index plus part of the fuel cost savings to be realized by the charterer through the use of the vessel’s scrubber.
Management of our Company and our Fleet
Overall responsibility for the management of Icon Energy rests with our Board of Directors. Our Board of Directors has organized the provision of management services through Pavimar Shipping Co. (“Pavimar”), a ship management company controlled by our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, under the terms of the management agreement which became effective on January 18, 2024 (the “Management Agreement”). Pavimar operates on the same principles and draws upon the expertise of Pavimar S.A., an integrated vessel commercial and technical manager incorporated in the Republic of the Marshall Islands, also controlled by our Chairwoman and Chief Executive Officer. Founded in 2014, Pavimar S.A. has successfully managed over 50 vessels across the dry bulk, tanker and container sectors, has built a reputation for reliability, and is well-established and regarded within the international shipping community.
Pavimar provides us with vessel commercial and technical management services including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. Prior to the effectiveness of our Management Agreement, similar services were provided to us by Pavimar S.A.
Recent and Other Developments Summary
On August 27, 2025, we entered into the standby equity purchase agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville” or the “Selling Shareholder”). Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for, Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”).

Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or (ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the shares of Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).
We will have the right to require Yorkville to subscribe for any Common Shares pursuant to the SEPA as long as we have an effective registration statement in place for the resale of the Common Shares to be issued by the Company to Yorkville under each Advance, and subject to the satisfaction of the other conditions set forth in the SEPA.
We may not have access to the full Commitment Amount available under the SEPA due to, among other things, the reasons noted above. See “Description of the Standby Equity Purchase Agreement” for more information regarding the SEPA.
Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, we have agreed to pay a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half due at execution of the SEPA, and the remaining half due at the earlier of (i) $10 million worth of Advances or (ii) the 6-month anniversary of the execution of the SEPA. At each due date, we have the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. Upon the execution of the SEPA, we issued 45,249 Common Shares (the “Initial Commitment Shares”) to Yorkville in satisfaction of the first half of the Commitment Fee.
Corporate Information
Icon Energy is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str., 14564, Nea Kifissia, Athens, Greece, our telephone number is +30 211 88 81 300 and our website is www.icon-nrg.com. The information contained on, or that can be accessed through, this website is not incorporated by reference herein and does not form part of this prospectus. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.
Implications of Being a Foreign Private Issuer
As a non-U.S. company which qualifies as a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to different requirements under the U.S. securities laws than U.S. domestic issuers. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common stock by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies that are not foreign private issuers.
As a foreign private issuer, the Company is permitted to follow certain corporate governance rules of its home country in lieu of the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). The Company’s corporate governance practices deviate from Nasdaq’s corporate governance rules in the following ways:
•
In lieu of obtaining shareholder approval prior to the issuance of designated securities or the adoption of equity compensation plans or material amendments to such equity compensation plans, we will comply with provisions of the Marshall Islands Business Corporations Act (the “BCA”), providing that the Board of Directors approves share issuances and adoptions of and material amendments to equity compensation plans. Likewise, in lieu of obtaining shareholder approval prior to the issuance of securities in certain circumstances, consistent with the BCA and our restated articles of incorporation, as amended, and fourth amended and restated bylaws, the Board of Directors approves certain share issuances.

•	The Company’s Board of Directors is not required to have an Audit Committee comprised of at least three members. Our Audit Committee is comprised of two members.
•	The Company’s Board of Directors is not required to meet regularly in executive sessions without management present.
•
As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law and as provided in our bylaws, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
We are choosing to take advantage of these reduced burdens, save for the exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies. We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

THE OFFERING
Issuer
Icon Energy Corp.
Securities offered by the Selling Shareholder
Up to 10,357,237 Common Shares
Common Shares outstanding prior this
offering
2,230,479 Common Shares, including the Initial Commitment Shares.
Common Shares outstanding immediately after this offering
12,542,467 Common Shares, after giving effect to the issuance of (i) up to 10,262,726 Common Shares to the Selling Shareholder pursuant to the SEPA and (ii) up to 94,511 Common Shares that may be issued to Yorkville in lieu of cash for the payment of the Commitment Fee, upon the terms and subject to the conditions set forth in the SEPA, including the Initial Commitment Shares. The actual number of Common Shares issued will vary depending on the purchase prices under the SEPA.
Use of proceeds
All of the Common Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.
We may receive up to $20,000,000 in aggregate gross proceeds from sales of the Advance Shares. However, we are unable to estimate the actual amount of proceeds that we may receive in the future, as it will depend on the number of Common Shares that we choose to sell, our ability to meet the conditions to purchases set forth in the SEPA, market conditions and the price of our Common Shares, among other factors. Any proceeds that we receive from sales of Advance Shares under the SEPA will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments and fleet renewal or expansion. See “Use of Proceeds.”
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”
Listing
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.”
Dividend Policy
The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. We do not currently have a written dividend policy and if the Board determines to declare dividends, the timing and amount of such dividends, if any, will depend on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, the overall market conditions, restrictions in our loan agreements or other financing arrangements, the laws of the Republic of the Marshall

Islands (where we and all of our subsidiaries are incorporated), and the laws of the countries where future subsidiaries may be incorporated.
In addition, our ability to pay dividends to holders of our Common Shares is subject to the rights of holders of our Series A Preferred Shares, which rank prior to our Common Shares with respect to dividends, distributions, and payments upon liquidation. Under the terms of the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, no cash dividend may be paid on our Common Shares unless full cumulative dividends have been, or contemporaneously are being, paid or provided for on all outstanding Series A Preferred Shares for all prior and then-ending dividend periods.
We cannot assure you that we will declare or pay any dividends in the future. See “Dividend Policy.”
Risk Factors
An investment in our securities involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements in the documents incorporated by reference before investing in our securities.
As of the date hereof, we had 2,230,479 Common Shares outstanding, including the Initial Commitment Shares. The total number of outstanding common shares excludes up to:
•
7,680,546 Common Shares issuable upon the hypothetical conversion of 17,249 Series A Preferred Shares, as of June 30, 2025 using the VWAP for the five-day period ended June 27, 2025 (being the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of the hypothetical notice of conversion);

•	2,000 Common Shares issuable upon exercise of the First Representative’s Warrant;
•	11,450 Common Shares issuable upon exercise of the Placement Agent’s Warrant; and
•	49 Common Shares issuable upon exercise of the Class A Warrants.
To the extent that additional Common Shares are issued pursuant to the foregoing, investors purchasing Common Shares from Yorkville will experience further dilution. In addition, the Series A Preferred Shares, the First Representative’s Warrant, the Placement Agent’s Warrant and the Class A Warrants contain anti-dilution provisions, which, depending on the nature and price of any equity issuances by us, could increase the number of Common Shares issuable upon the conversion or exercise of such securities. See “Description of Capital Stock.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the following risks, as well as the risks and other information contained in our Annual Report on Form 20-F filed on April 25, 2025, including our historical financial statements and related notes included in our Annual Report, and in our interim financial statements for the periods ended March 31, 2025 and June 30, 2025 contained in our Reports on Form 6-K filed on July 3, 2025 and August 1, 2025, respectively, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, results of operations or financial condition which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our securities. Please see the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” Please also see sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” for more information.
Risks Relating to Our Industry
Charter hire rates for dry bulk vessels are cyclical and volatile and the dry bulk market remains significantly below its historic high. This may adversely affect our business, operating results, cash flows, and financial condition.
The volatility in the dry bulk charter market, from which we derive substantially all of our revenues, has affected the dry bulk shipping industry and may harm our business. While charter rates are presently generally above our operating expenses, in the past charter rates have declined below the operating costs of our vessels. The Baltic Dry Index (“BDI”) a daily average of charter rates for key dry bulk routes published since 1985 by the Baltic Exchange Limited, a London-based membership organization that provides daily shipping market information to the global investing community, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market and has generally been very volatile. The BDI declined from an all-time high of 11,793 in May 2008 to an all-time low of 290 in February 2016, which represents a decline of approximately 98%. In the preceding and following years volatility was less extreme, although there were still multiple instances where the index decreased or increased by more than 50% in short periods of time. In 2024, the BDI ranged from a high of 2,419 in March, to a low of 976 in December. In 2025, up to the date hereof, the BDI ranged from a low of 715 in January, to a high of 2,258 in July. Due to its volatile nature, there can be no assurance of the future performance of the BDI.
We generate our revenues by chartering our vessels to regional and international dry bulk operators, commodity traders, and end users. Currently, two of our vessels are employed by an international commodity trading conglomerate on time charters, earning hire at floating daily rates linked to the Baltic Panamax Index, and our third vessel is employed by a reputable dry bulk operator, at a floating daily hire rate linked to the Baltic Supramax Index. Historically, the Baltic Panamax Index and the Baltic Supramax Index have been highly correlated to the BDI and have exhibited similar levels of volatility. We are exposed, therefore, to changes in indices for dry bulk vessels and such changes affect our business, operating results, cash flows, and financial condition.
The volatility in charter rates is due to various factors and their interplay, including, but not limited to, the demand for commodities carried by sea, the global economic conditions, the availability of dry bulk vessels, the lack of trade financing for purchases of commodities carried by sea, geopolitical events, seasonal variations, the geographical dislocation between production regions and consumption centers around the world, trade disruptions caused by natural or other disasters, and international hostilities. Such circumstances have had, and could in the future result in, adverse consequences from time to time for dry bulk shipping, including, among other developments:
•	decrease in available financing for vessels;
•	no active secondhand market for the sale of vessels;
•	decrease in demand for dry bulk vessels and limited employment opportunities;
•	charterers seeking to renegotiate the rates for existing time charters;
•	loan covenant defaults; and
•	declaration of bankruptcy by some operators, charterers, and vessel owners.
We anticipate that charter rates and the demand for our dry bulk vessels will be dependent upon continued economic growth in the global economy, seasonal and regional changes in demand, and changes in the capacity of the global dry bulk vessel fleet and the sources and supply of dry bulk cargo transported by sea. Adverse economic, political, social, or other developments could negatively impact charter rates and, therefore, have a material adverse effect on our business, operating results, short- and medium-term liquidity, and ability to pay dividends.
A recent action by the U.S. to impose new port fees on Chinese-owned and operated vessels and Chinese-built vessels could have a material adverse effect on our operations and financial results.
The United States Trade Representative (“USTR”) has recently put forward significant trade actions under Section 301 of the Trade Act of 1974 with the aim of addressing China’s dominance in the maritime, logistics, and shipbuilding industries. These actions have the potential to dramatically increase the port fees and therefore the overall operating expenses for ships calling at U.S. ports. Specifically, the USTR has enacted a series of fees that would function as direct increases to port-related costs.
The action generally would include a fee targeting Chinese owners and operators for each instance a vessel owned or operated by a Chinese entity enters a U.S. port. The fee would be calculated at a rate of $50 per net ton of the vessel for each port entrance beginning October 14, 2025 and increasing over time, plateauing at $140 per net ton in 2028.
Another fee focuses on operators with fleets comprised of Chinese-built vessels. Under the action, in the case of a vessel not subject to the fees on Chinese owners and operators described above, fees generally would be imposed each time a Chinese-built vessel enters a U.S. port. The fee generally would be calculated at a rate of $18 per net ton of the vessel for each port entrance beginning October 14, 2025 and increasing over time, plateauing at $33 per net ton in 2028. There are several exceptions to this fee, including for dry bulk vessels with capacity less than 80,000 dwt, vessels arriving to the US empty or in ballast, and vessels entering a port in the continental United States from a voyage of less than 2,000 nautical miles from a foreign port or point.
The actual implementation of this action remains uncertain. A USTR hearing took place in May 2025 and the public comment period closed in July 2025, and there may be further changes to the action based on any comments received. Additionally, specifics, such as applicability to sale leaseback arrangements with Chinese leasing financiers, have not been clarified. In a sale leaseback arrangement, the Chinese leasing financiers are the formal owners of the vessels. Furthermore, retaliatory measures from China or other nations could further compound disruptions and cost increases within the global shipping industry.
In addition to direct port fee increases, retaliatory actions by China or other countries could indirectly impact port-related costs. For example, China could impose retaliatory port fees or restrictions on vessels of non-Chinese origin calling at Chinese ports, which could disrupt global shipping patterns and potentially increase congestion and costs at ports worldwide, including U.S. ports.
Of the three vessels we currently operate, only the M/V Charlie an Ultramax, dry bulk carrier vessel for which we have a bareboat charter-in, was constructed in China. The carrying capacity of this vessel of 63,668 dwt is below the 80,000 dwt threshold for the exception from the port fees for Chinese-built dry bulk vessels, and therefore the vessel should be exempt from the port fee on Chinese-built vessels under the current version of the USTR action. Furthermore, in the future, we may enter into sale and leaseback transactions with Chinese financial institutions. Additionally, we may enter into contracts for the purchase or charter of secondhand vessels constructed in China or shipbuilding contracts for newbuildings constructed in Chinese shipyards. Given the potential magnitude of these port-related fees and the many uncertainties surrounding their implementation, it is not possible at this time to fully predict the ultimate financial impact. However, if the action or similar measures are implemented, port fees for our vessels or vessels we charter and our operating costs for voyages calling at U.S. ports could materially increase. This, in turn, could significantly reduce our profitability, negatively impact our ability to compete effectively, and materially and adversely affect our operations and financial results.
Climate change and greenhouse gas restrictions may be imposed, which could affect our business, operating results, cash flows, and financial condition.
Due to concerns over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, the adoption of cap-and-trade regimes, carbon taxes, taxonomy of “green” economic activities, increased efficiency standards, and incentives or mandates for renewable energy. At the IMO’s Marine Environmental Protection Committee (“MEPC 80”), in July 2023, the IMO adopted the 2023 IMO Strategy on

Reduction of GHG Emissions from Ships, which identifies a number of ambitions, including: (1) decline of carbon intensity through further improvement of the energy efficiency for new ships; (2) decline of carbon intensity of international shipping, to reduce CO2 emissions by at least 40% by 2030, compared to 2008; (3) uptake of zero or near-zero GHG emission technologies, fuels, and/or energy sources, striving to represent 10% of the energy sources used by international shipping by 2030; and (4) to reach net-zero GHG emission by or around 2050. MEPC 81, in March 2024, agreed on an illustration of a possible draft outline of an “IMO net-zero framework” for cutting GHG emissions from international shipping, which lists regulations under the IMO International Convention for the Prevention of Pollution from Ships of 1973, as amended from time to time (“MARPOL”), to be adopted or amended to allow a new global pricing mechanism for maritime GHG emissions. This may include economic mechanisms to incentivize the transition to net-zero. These mechanisms are mid-term GHG reduction measures specified in the initial strategy. At the conclusion of MEPC 82, a draft legal text was used as a basis for ongoing talks about mid-term GHG reduction measures, which are expected to be adopted in 2025. In April 2025, MEPC 83 approved draft amendments to MARPOL Annex VI to implement the net-zero framework. The proposed mid-term measures include a goal-based marine fuel standard, phasing in the mandatory use of fuels with less GHG intensity, and a global GHG emission pricing mechanism.
Furthermore, the following additional greenhouse regulations could result in increased implementation and compliance costs and expenses:
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Adoption of mandatory data collection system. Since 2019, the IMO data collection system (“IMO DCS”) requires vessels above 5,000 gross tons to report consumption data for fuel oil, hours under way, and distance traveled. This covers any maritime activity carried out by ships, including dredging, pipeline laying, ice-breaking, fish-catching, and off-shore installations. The data is annually reported to the flag state that issues a statement of compliance to the relevant vessel. Data is reported annually to the flag state and is used in calculating a ship’s operational carbon intensity indicator (“CII”).

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Amendments to MAPROL Annex VI requiring ships to reduce their greenhouse gas emissions. Beginning in January 2023, Annex VI imposed reporting requirements in connection with the implementation of the Energy Efficiency Existing Ship Index (“EEXI”) and CII framework, which amendments became effective May 1, 2024. Beginning in January 2023, Annex VI required EEXI and CII certification. The first annual reporting was to be completed in 2023, with initial ratings given in 2024.

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Net zero greenhouse emissions in the EU by 2050. In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the “Fit for 55” to support the climate policy agenda. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.

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Maritime ETS scheme became effective in January 2024. On January 1, 2024, the EU Emissions Trading Scheme (“ETS”) for ships sailing in and out of EU ports became effective, and the FuelEU Maritime Regulation became effective on January 1, 2025. The ETS is to apply gradually over the period from 2024 to 2026. 40% of allowances will be surrendered in 2025 for the year 2024; 70% of allowances will be surrendered in 2026 for the year 2025; and 100% of allowances will be surrendered in 2027 for the year 2026. Compliance will be on a company-wide (rather than per ship) basis and “shipping company” is defined broadly to capture both the ship owner and any contractually appointed commercial operator, ship manager, or bareboat charterer who assumes responsibility for full compliance under the ETS and under the ISM Code. If the latter contractual arrangement is entered into, this needs to be reflected in a certified mandate signed by both parties and presented to the administrator of the scheme. The cap under the ETS is set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages, 100% of emissions from ships at berth in EU ports, and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside of the EU). Furthermore, the newly passed EU Emissions Trading Directive 2023/959/EC makes clear that all maritime allowances would be auctioned and there will be no free allocation. 78.4 million emissions allowances are to be allocated specifically to maritime. If we do not receive allowances from our charterers, we will be forced to purchase allowances from the market, which can be costly if our charterers do not compensate us for such cost, especially if other shipping companies are similarly looking to do the same. New systems, including personnel and data management systems, costs recovery mechanisms, revised service agreement terms, and emissions reporting procedures will have to be put into place, at significant cost, to prepare for and manage the administrative aspect of ETS compliance. The cost of compliance, and of our future EU emissions and costs to purchase an allowance for emissions (if we must purchase in order to comply) are unknown and difficult to predict, and are based on a number of factors, including the size of our fleet, our trips within and to and from the EU, and the prevailing cost of allowances. Similarly, compliance with FuelEU is expected to be just as challenging, if not more so, given its technical requirements to deliver low carbon fuel based on well to wake calculations of emissions. The 2% GHG reduction target that will have to be met in 2025 and reported in 2026 will be contingent on companies having access to cleaner fuels (e.g., biofuels that are certified pursuant to the Renewable Energy Directive criteria) and to cleaner technologies (e.g., wind propulsion). Where there is a lack of availability, shipping companies will be able to enter into pooling arrangements with other shipping companies, purchase one or two low carbon vessels that can offset emissions from fossil fuel powered vessels, or pay hefty penalties (e.g., estimated to be around 10% of annual fuel costs per vessel). It is also not yet clear how responsibility under FuelEU can be fairly allocated given that regulatory liability falls firmly on ship owners whereas it is the operators who will choose the fuel, route, and speed and will have control over emissions.
All of these regulations and any additional regulations addressing similar goals could cause us to incur additional substantial implementation and compliance expenses and, therefore, adversely affect our business, operating results, cash flows, and financial condition.
Sulfur content standards are even stricter within certain “Emission Control Areas” (“ECAs”). As of January 1, 2015, vessels operating within an ECA are not permitted to use fuel with sulfur content in excess of 0.1% m/m. The Amended Annex VI to MARPOL establishes procedures for designating new ECAs. Currently, the IMO has designated seven ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area, United States Caribbean area, Mediterranean Sea area, Canadia arctic area, and Norwegian Sea area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. On December 15, 2022, MEPC 79 adopted the designation of a new ECA for the Mediterranean Sea as a whole. These amendments entered into force on May 1, 2024, but ships operating in this ECA will be exempted from compliance with the 0.10% m/m sulfur content standard for fuel oil until July 1, 2025. MEPC 82 adopted additional amendments to Annex VI designating the Canadian Arctic and the Norwegian Sea as ECAs, which will become effective on March 1, 2026. In April 2025, MPC 83 approved draft amendments to Annex VI designated North-East Atlantic ECA, which is expected to be adopted in 2025. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency (“EPA”) or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (this task was delegated under the Kyoto Protocol to the IMO for action), which entered into force in 2005 and required adopting countries to implement national programs to reduce emissions of certain gases with targets extended through 2020. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016, and does not directly limit greenhouse gas emissions from ships. In January 2025, President Trump signed an executive order to start the process of withdrawing the United States from the Paris Agreement; the withdrawal will take at least one year to complete. Compliance with changes in laws, regulations, and obligations relating to climate change could entail significant capital expenditures, or otherwise increase the costs of our operations, and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S., or other countries in which we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or the

Paris Agreement that restricts emissions of greenhouse gases could require us to make significant expenditures, which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Adverse consequences of climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for coal in the future, one of the primary cargoes carried by dry bulk vessels. In addition, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels, and scarcity of water resources, may negatively impact our operations. Any long-term economic consequences of climate change could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.
Risks Relating to Our Company
Our current fleet consists of three vessels. Any limitation in the availability or operation of our vessels could have a material adverse effect on our business, operating results, and financial condition.
Our current fleet consists of three vessels. Until we identify and acquire additional vessels, we will depend upon these three vessels for all of our revenue. If our vessels are unable to generate revenues as a result of off-hire time, termination of the existing time charters coupled with unavailability of alternative employment on favorable terms or at all, or otherwise, our business, operating results, cash flows, and financial condition could be materially adversely affected.
Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.
As of June 30, 2025, we had approximately $14.8 million in debt outstanding under our loan agreement and $21.6 million of obligations under the terms of our bareboat agreement for M/V Charlie, reflecting the present value of the lease payments to be made over the three-year lease term, including the purchase option to acquire the vessel at the end of the lease period, which we recognize as a finance lease liability. We have incurred indebtedness in connection with our vessels and we anticipate that we will incur future indebtedness or contractual obligations in connection with the acquisition of additional vessels, although there can be no assurance that we will be successful in identifying further vessels or securing such debt financing. Significant levels of debt or other contractual obligations could have important consequences to us, including the following:
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our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions, or other purposes may be impaired, or such financing may be unavailable on favorable terms, or at all;

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we may need to use a substantial portion of our cash from operations to make principal and interest payments on our bank debt and financing liabilities, reducing the funds that would otherwise be available for operations, future business opportunities, and any future dividends to our shareholders;

•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and
•	our debt level may limit our flexibility in responding to changing business and economic conditions.
Our ability to service any indebtedness we incur in the future or make payments in connection with our contractual obligations will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory, and other factors, some of which are beyond our control, as well as the applicable interest rates. If the value of our vessels does not sufficiently serve as security for our lenders, or if our operating income is not sufficient to service our indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance any future debt we incur or obtain additional financing on favorable terms, or at all, in the future.

Risks Relating to Our Securities and this Offering
It is not possible to predict the actual number of Common Shares we will sell under the SEPA to Yorkville, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the SEPA with Yorkville.
On August 27, 2025, we entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $20,000,000 in Common Shares, subject to certain limitations and conditions set forth in the SEPA. The Common Shares that may be issued under the SEPA may be sold by us to Yorkville at our discretion from time to time during the three-year period following the execution date of the SEPA or until the SEPA is terminated in accordance with its terms. We generally have the right to control the timing and amount of any sales of the Common Shares to Yorkville under the SEPA, subject to the Maximum Advance Amount (as defined below) for each Advance Notice pursuant to the SEPA. Sales of the Common Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to Yorkville all, some or none of the Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.
Because the purchase price per share to be paid by Yorkville for the Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of the Common Shares during the applicable period, it is not possible for us to predict the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.
If we desire to issue and sell to Yorkville under the SEPA a number of Common Shares in excess of the securities being registered for resale under this prospectus, and the Beneficial Ownership Cap and other limitations in the SEPA would allow us to do so, we would need to file with the SEC one or more additional registration statements to register additional Common Shares under the Securities Act for the resale by Yorkville, and the Commission would have to declare such registration statement or statements effective before we could sell additional Common Shares.
Limitations in the SEPA, including the Beneficial Ownership Cap and restrictions related to the Volume Threshold, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds. Moreover, even if we elect to sell to Yorkville all of the shares being registered for resale under this prospectus, depending on the market prices of the Common Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the Commitment Amount under the SEPA, which could materially adversely affect our liquidity.
Investors who buy Common Shares at different times will likely pay different prices.
Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Yorkville. If and when we do elect to sell Common Shares to Yorkville pursuant to the SEPA, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Common Shares they purchase from Yorkville as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their Common Shares.
The sale of a substantial amount of our Common Shares, including resale of the Common Shares held by the Selling Shareholder, in the public market could adversely affect the prevailing market price of our Common Shares.
We are registering for resale up to 10,357,237 Common Shares under the SEPA from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the SEPA, if and when we determine to sell Common Shares to Yorkville under the SEPA, which includes the Initial Commitment Shares issued to Yorkville and additional Common Shares that may be issued to Yorkville in satisfaction of the remainder of the Commitment Fee.
Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Selling Shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Since we have broad discretion in how we use the proceeds from the SEPA, we may use the proceeds in ways with which you disagree.
Our management will have significant flexibility in applying the proceeds that we will receive from those purchases by Yorkville under the SEPA, if any. You will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, operating results and cash flow.
We have issued Common Shares in the past through various transactions and we may do so in the future without shareholder approval, which may dilute our existing shareholders, depress the trading price of our securities and impair our ability to raise capital through subsequent equity offerings.
We have already sold large quantities of our Common Shares and securities convertible, exercisable, or exchangeable into Common Shares, pursuant to previous public offerings of our equity and equity-linked securities. For information on our outstanding preferred shares and warrants, please see “Description of Capital Stock.”
Purchasers of our Common Shares, as well as our existing shareholders, will experience significant dilution if we sell shares in the future at prices significantly below the price at which they invested. In addition, we may issue additional Common Shares or other equity securities of equal or senior rank in the future in connection with, among other things, holders of our Series A Preferred Shares electing to exercise their conversion rights, exercise of warrants, debt prepayments, future vessel acquisitions, or any future equity incentive plan, without shareholder approval, in a number of circumstances.
As part of our business strategy, we may rely in part on issuances of equity or preferred securities, which may carry voting rights and may be convertible into Common Shares. We may issue such securities in private placements, including to related parties, or in registered offerings. Our issuance of additional Common Shares (including upon conversion, exercise, or exchange of other of our securities, including the Series A Preferred Shares or warrants) or other equity securities of equal or senior rank, or with voting rights, may have the following effects:
•	our existing common shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable per Common Share may decrease;
•	the relative voting strength of each previously outstanding Common Share may be diminished; and
•	the market price of our Common Shares may decline.
Future issuance of Common Shares may trigger anti-dilution provisions in our Series A Preferred Shares and warrants and affect the interests of our common shareholders.
Each holder of Series A Preferred Shares has the right, subject to certain conditions, at any time until July 15, 2032, to convert all (but not a portion) of the Series A Preferred Shares beneficially held by such holder into our Common Shares at a conversion price equal to the lower of (i) $240.00 per Common Share subject to certain anti-dilution adjustments (i.e. in the event of capital reorganization, merger, stock dividend or other distribution of the Company’s assets, stock split or combination) (the “Pre-Determined Price”) and (ii) the volume weighted average price of our Common Shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is also subject to adjustments in the event of an issuance of equity securities at a deemed price per share lower than the Pre-Determined Price then in effect. In such event, the Pre-Determined Price shall be reduced to an amount equal to the effective price of such issuance of equity securities. In addition, the exercise price for each of our outstanding warrants is subject to certain anti-dilution adjustments in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.
Such anti-dilution adjustments could result in a corresponding increase in the number of Common Shares these instruments are converted into, which could dilute the interests of our common shareholders and affect the trading price for our Common Shares.

Our registered public offering of 229,007 units (such number retroactively adjusted for the Reverse Stock Split) containing Common Shares and warrants, raising gross proceeds of $12.0 million (the “January 2025 Offering”) and the issuance of Common Shares to Yorkville pursuant to the SEPA would have triggered such an adjustment, however, in line with the terms outlined in the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, we entered into waiver agreements with the sole holder of our Series A Preferred Shares, pursuant to which all potential adjustments to the Pre-Determined Price as a result of the January 2025 Offering and the issuance of Common Shares to Yorkville pursuant to the SEPA have been waived.
Nasdaq may delist our Common Shares, which could limit your ability to make transactions in our securities and subject us to additional trading restrictions. Further, there is no guarantee of a continuing public market to resell our Common Shares.
Under the Nasdaq Listing Rules, we must maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq. On March 7, 2025, we received a notification from Nasdaq indicating that the closing bid price of the Company’s Common Shares was below the minimum $1.00 per share bid price requirement (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market for 30 consecutive business days and were provided with 180 calendar days to regain compliance with it. On April 1, 2025, we effected a Reverse Stock Split in order to regain compliance with the Minimum Bid Price Requirement. As of April 15, 2025, the closing bid price of our Common Shares remained at $1.00 per share or higher for ten consecutive business days. As such, on April 15, 2025, we received a letter from Nasdaq confirming that we regained compliance with the Minimum Bid Price Requirement.
However, the stock price of our Common Shares is volatile and we cannot assure you that our Common Shares will continue to be in compliance with the Minimum Bid Price Requirement or that we will elect or be able to effect another reverse stock split. A continued decline in the closing price of our Common Shares on Nasdaq could result in suspension or delisting procedures in respect of our Common Shares. If our Common Shares are suspended or delisted, it would likely have an adverse effect on the liquidity of our Common Shares, decrease the market price of our Common Shares, result in the potential loss of confidence by investors, suppliers, customers, and employees, result in fewer business development opportunities, and adversely affect our ability to obtain financing for our continuing operations.
As such, there is no guarantee of a continuing public market to resell our Common Shares. We cannot assure you that an active and liquid public market for our Common Shares will continue.
The market price of our Common Shares may be subject to significant fluctuations
The market price of our Common Shares may be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could affect our stock price are:
•	seasonal variations in in our operating results;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the potentially thin trading market for our Common Shares, which may render them illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions;
•	systemic risks; and
•	domestic and international economic, market and currency factors unrelated to our performance.
The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our Common Shares.

If we do not have sufficient cash to pay dividends on our Series A Preferred Shares when due, we may suffer adverse consequences.
Holders of our Series A Preferred Shares are entitled to receive biannual dividends, on each June 30 and December 31, payable in cash or in kind (in the form of additional Series A Preferred Shares) or in a combination thereof, at our option, accruing at the applicable dividend rate per annum on the stated amount per Series A Preferred Share and on any unpaid accrued dividends. In each event of non-payment or payment in kind, the dividend rate then in effect shall increase by a factor of 1.33 (“Non-payment Rate Adjustment”) or 1.30 (“PIK Rate Adjustment”), respectively, from the day of such event onwards. On the day a previous non-payment is rectified by payment in cash, the relevant Non-payment Rate Adjustment will cease to apply. If a previous non-payment is rectified by payment in kind, the relevant Non-payment Rate Adjustment will cease to apply and the PIK Rate Adjustment will be permanently applied instead. We did not declare or pay dividends on the Series A Preferred Shares during 2024. On June 30, 2025, we paid in kind the cumulative dividends on our Series A Preferred Shares in the amount of $2.2 million, by issuing 2,249 Series A Preferred Shares. Following such payment in kind, the dividend rate currently applicable to our Series A Preferred Shares is 19.77%. If we elect to pay future dividends on our Series A Preferred Shares in kind instead of in cash, then the issuance of additional Series A Preferred Shares would, if converted into Common Shares, result in dilution to our existing shareholders and in a further increase in the above dividend rate. In addition, a failure to pay dividends on our Series A Preferred Shares when due will adversely affect our ability to utilize shelf registration statements to sell our securities, which may be an important fund-raising avenue for us in the future. Also, under the terms of the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, no cash dividend may be paid on our Common Shares unless full cumulative dividends have been, or contemporaneously are being, paid or provided for on all outstanding Series A Preferred Shares for all prior and then-ending dividend periods. Therefore, a failure to pay dividends on our Series A Preferred Shares when due will adversely affect our ability pay cash dividends on our Common Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions, or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Without limiting the generality of the foregoing, all statements in this prospectus concerning or relating to estimated and projected earnings, margins, costs, expenses, expenditures, cash flows, growth rates, future financial results, liquidity and our ability to raise funds are forward-looking statements. In addition, we, through our senior management, from time to time may make forward-looking public statements concerning our expected future operations and performance and other developments.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section entitled “Risk Factors.” Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:
•
changes in general dry bulk market conditions, including fluctuations in charter hire rates, vessel values, vessel supply, demand for vessels, and supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;

•	changes in seaborne and other transportation patterns;
•
delays or defaults by shipyards in the construction of new buildings in the dry bulk industry, defaults in constructions, or delays, cancelations, or non-completion of deliveries of any vessels we may agree to acquire;

•	changes in the useful lives and/or the value of our vessels and the related impact on our compliance with the covenants under our financing arrangements;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending, or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions, and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion, or expected capital spending or operating expenses;
•	changes in our ability to leverage the relationships and reputation in the dry bulk shipping industry of Pavimar, the commercial and technical manager of our vessels;
•	changes in the availability of crew, number of off-hire days, classification survey requirements, and insurance costs for the vessels in our fleet;

•	changes in our relationships with our counterparties, including the failure of any of our counterparties to fulfill their obligations;
•	loss of our customers, charters, or vessels;
•	damage to our vessels;
•	potential liability from future incidents involving our vessels and litigation;
•	our future operating or financial results;
•	changes in and the effects of interest or inflation rates and worldwide inflationary pressures;
•	acts of terrorism, war, piracy, and other hostilities;
•	public health threats, pandemics, epidemics, other disease outbreaks, and governmental responses thereto;
•
changes in global and regional economic and political conditions, including the provision or removal of economic stimulus measures meant to counteract the effects of sudden market disruptions due to financial, economic, or health crises;

•	changes in tariffs or other restrictions imposed on foreign imports by the U.S. and related countermeasures taken by impacted foreign countries;
•	general domestic and international political conditions or events, including trade wars, acts of hostility or potential, threatened, or ongoing war;
•	inherent operational risks, natural disasters, weather damage, seasonal fluctuations, and inspection procedures of the dry bulk industry;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;
•	our ability to continue as a going concern; and
•	other factors discussed in the “Risk Factors” section of this prospectus and our Annual Report on Form 20-F.
Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS
All of the Common Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholder.
We may receive up to $20,000,000 in aggregate gross proceeds from sales of the Advance Shares. However, we are unable to estimate the actual amount of proceeds that we may receive in the future, as it will depend on the number of Common Shares that we choose to sell, our ability to meet the conditions to purchases set forth in the SEPA, market conditions and the price of our Common Shares, among other factors. Any proceeds that we receive from sales of Advance Shares under the SEPA will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, and fleet renewal or expansion. At this time, we have not specifically identified any vessels to acquire, nor have we identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The foregoing represents our current intentions with respect to the use of the net proceeds from the SEPA based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from the SEPA in a manner other than as described above.
The Selling Shareholder will pay any underwriting fees, discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

CAPITALIZATION
The following table sets forth our total cash and capitalization as of June 30, 2025:
•	on actual basis; and
•
on as adjusted basis, giving effect to (i) the issuance of up to 10,262,726 Common Shares to the Selling Shareholder pursuant to the SEPA and assuming receipt of the full Commitment Amount by the Company and up to 94,511 Common Shares to the Selling Shareholder in lieu of cash for the payment of the Commitment Fee, including the Initial Commitment Shares, upon the terms and subject to the conditions set forth in the SEPA, based on an assumed purchase price of $2.03 per Common Share (which is the average of the high and low price of our Common Shares on the Nasdaq Capital Market on September 9, 2025); (ii) the payment to Yorkville of a structuring and due diligence fee in the amount of $25,000 and other cash expenses related to this offering; and (iii) debt repayments since July 1, 2025 and up to the date hereof in an aggregate amount of $187,984.

(In Thousands of U.S. Dollars, except share data)	ACTUAL	AS ADJUSTED(1)
Total cash, cash equivalents and restricted cash	$4,489	$24,062

Total long-term debt	36,407	36,219
Shareholders’ equity:
Common shares-authorized 750,000,000 shares with $0.001 par value, 2,185,230 shares issued and outstanding on actual basis and 12,542,467 shares on as adjusted basis	2	12
Series A Preferred Shares-authorized 1,500,000 shares with $0.001 par value, 17,249 shares issued and outstanding on actual and as adjusted basis	—	—
Series B Preferred Shares-authorized 1,500,000 shares with $0.001 par value, 1,500,000 shares issued and outstanding on actual and as adjusted basis	2	2
Series C Participating Preferred Shares-authorized 1,500,000 shares with $0.001 par value, no shares issued and outstanding on actual and as adjusted basis	—	—
Additional paid-in capital	24,026	43,777
(Accumulated Deficit)	(3,566)	(3,566)
Total shareholders’ equity	20,464	40,225
Total capitalization (including long-term debt)	$56,871	$76,444

(1)
The “as adjusted” information is illustrative only. Because the purchase price per share to be paid by Yorkville for the Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of the Common Shares during the applicable period, it is not possible for us to predict the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.

DIVIDEND POLICY
The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. We do not currently have a written dividend policy and if the Board determines to declare dividends, the timing and amount of such dividends, if any, will depend on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, the overall market conditions, restrictions in our loan agreements or other financing arrangements, claims or other actions by third parties, including creditors, and the laws of the Republic of the Marshall Islands.
Furthermore, we are a holding company and our subsidiaries conduct all of our operations and own (or lease) our operating assets, the vessels. We have no material assets other than cash and equity interests in those subsidiaries. We expect any vessel we may acquire (or lease) in the future to be owned (or leased) by subsidiaries that will be directly or indirectly owned by us. As a result, our ability to make dividend payments, if any, also subject to our subsidiaries’ ability to distribute funds to us, which depends on, among other things, its earnings, financial condition, cash requirements and availability, restrictions in loan agreements or other financing arrangements, claims or other actions by third parties, including creditors, and the laws of its country of incorporation. All of our current subsidiaries are incorporated in the Republic of the Marshall Islands. Marshall Islands law generally prohibits the payment of dividends (i) other than from surplus (which is essentially retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent.
We cannot assure you that we will declare or pay any dividends in the future.
Any dividends paid by us will be income to a United States shareholder. Please see “Material Income Tax Consequences” for additional information relating to the United States federal income tax treatment of our dividend payments, if any are declared in the future.
Dividends on Common Shares. In addition to the above, our ability to pay dividends to holders of our Common Shares is subject to the rights of holders of our Series A Preferred Shares, which rank prior to our Common Shares with respect to dividends, distributions, and payments upon liquidation. Under the terms of the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, no cash dividend may be paid on our Common Shares unless full cumulative dividends have been, or contemporaneously are being, paid or provided for on all outstanding Series A Preferred Shares for all prior and then-ending dividend periods.
Since our initial public offering and up to the date hereof, we have paid dividends in an aggregate amount of $392,216 (or $6.67 per Common Share) to our common shareholders. The sole holder of our Series A Preferred Shares has consented to the payment of such dividends on our Common Shares.
Dividends on Preferred Shares. Dividends on our Series A Preferred Shares are cumulative and accrue, whether or not declared by our Board of Directors, however, such dividends are payable only when, as, and if declared by our Board of Directors. Dividends on our Series A Preferred Shares, to the extent declared, shall be paid biannually, on each June 30 and December 31, in cash or in kind (in the form of additional Series A Preferred Shares) or in a combination thereof, at our option, accruing at the applicable dividend rate per annum on the stated amount per Series A Preferred Share and on any unpaid accrued dividends. The holders of our Series A Preferred Shares do not have the right to participate, on an as-converted basis or otherwise, in regular cash dividends declared and paid on our Common Shares. Accordingly, the holders of our Series A Preferred Shares did not participate, on an as-converted basis or otherwise, in the cash dividends on our Common Shares paid since our initial public offering.
Our Series B Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up. Also, if we declare or make any dividend or other distribution of voting securities of a subsidiary which we control to the holders of our Common Shares by way of a spin off or other similar transaction, then, in each such case, each holder of Series B Preferred Shares shall be entitled to receive preferred shares of the subsidiary whose voting securities are so distributed with at least substantially similar rights, preferences, privileges and voting powers, and limitations and restrictions as those of the Series B Preferred Shares.
Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.
On June 30, 2025, we declared a dividend on our Series A Preferred Shares in the amount of approximately $2.2 million, which was paid in kind by issuing 2,249 Series A Preferred Shares.

DESCRIPTION OF THE STANDBY EQUITY PURCHASE AGREEMENT
On August 27, 2025, we entered into the SEPA, pursuant to which Yorkville has committed to purchase up to $20,000,000 of our Common Shares (“Commitment Amount”) at our direction from time to time during the Commitment Period (as defined below), subject to the restrictions and satisfaction of the conditions in the SEPA.
Pursuant to the SEPA, subject to the terms and conditions set forth therein, the Company has the right, but not the obligation, to issue an Advance to Yorkville, and Yorkville has the obligation to subscribe for the Company’s Common Shares for an aggregate subscription amount of up to the Commitment Amount, at any time from the date of the SEPA (the “Effective Date”) until August 27, 2028, unless terminated earlier pursuant to the SEPA (the “Commitment Period”), by delivering an Advance Notice to Yorkville.
Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or (ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the shares of Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).
Pursuant to the SEPA, the Company has paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, in consideration for Yorkville’s irrevocable commitment to subscribe for Common Shares at our direction, from time to time after the effectiveness of the registration statement of which this prospectus forms a part, upon the terms and subject to the conditions set forth in the SEPA, the Company has agreed to pay a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half due at execution of the SEPA, and the remaining half due at the earlier of (i) $10 million worth of Advances or (ii) the 6-month anniversary of the execution of the SEPA. At each due date, the Company shall have the option, at its discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. Upon the execution of the SEPA, we issued the Initial Commitment Shares to Yorkville in satisfaction of the first half of the Commitment Fee.
The SEPA contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the SEPA were made only for purposes of the SEPA and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Conditions to the Delivery of Advance Notices
Our ability to deliver Advance Notices to Yorkville under the SEPA is subject to the restrictions set forth in the SEPA and the satisfaction of certain conditions set forth in the SEPA, all of which are entirely outside of Yorkville’s control, including, among other things, the following:
•
the Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and Yorkville), it desires to issue and sell to Yorkville in each Advance Notice, the time it desires to deliver each Advance Notice. The “Maximum Advance Amount” is defined as an amount equal to 100% of the average of the daily trading volume of the Common Shares on the Nasdaq Capital Market during the five consecutive trading days immediately preceding an Advance Notice; and

•	there shall be no mandatory minimum Advances and there shall be no non-usages fee for not utilizing the Commitment Amount or any part thereof.
No Short-Selling by Yorkville
Yorkville has agreed that, during the term of the SEPA, neither Yorkville nor its affiliates will engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) with respect to our Common Shares, except that there is no restriction on selling a number of Common Shares equal to the number of Advance Shares that Yorkville is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or the transfer agent pursuant to the SEPA.
Termination of the SEPA
Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of: (i) the 36-month anniversary of the Effective Date or (ii) the date on which Yorkville shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.
We have the right to terminate the SEPA effective upon five Trading Days’ prior written notice to Yorkville; provided that (i) there are no outstanding Advance Notices under which Common Shares have yet to be issued and (ii) the Company has paid all amounts owed to Yorkville pursuant to the SEPA. The SEPA may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.
Effect of Performance of the SEPA on our Shareholders
All Common Shares that may be issued or sold by us to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville under this prospectus are expected to be freely tradable. The securities being registered for resale may be issued and sold by us to Yorkville from time to time at our discretion over a period of up to 36 months following the effectiveness of the registration statement of which this prospectus forms a part. The resale by Yorkville of a significant number of Common Shares registered for resale at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of our Common Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to Yorkville all, some or none of our Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.
Depending on market prices of our Common Shares and subject to the Beneficial Ownership Cap and other limitations in the SEPA, we may seek to issue and sell to Yorkville under the SEPA more Common Shares than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the Commitment Amount under the SEPA. If we choose to do so, we must first register for resale under the Securities Act any such additional Common Shares, which could cause additional substantial dilution to our shareholders. The number of Common Shares ultimately offered for resale under this prospectus is dependent upon the number of Advance Shares we direct Yorkville to purchase under the SEPA. We are unable to estimate the actual total amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including the frequency and prices at which we issue Common Shares to Yorkville, market conditions and the trading price of our Common Shares, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for the Company and its operations.

For illustrative purposes the following table shows the estimated total number of Common Shares that we may issue and sell to Yorkville under the SEPA for up to the full Commitment Amount under Pricing Option 1 and Pricing Option 2 and assuming the payment of the full Commitment Fee in Common Shares, and the estimated total number of Common Shares that would be outstanding under Pricing Option 1 and Pricing Option 2 assuming that all such Common Shares are sold at various purchase prices designated below:

Assumed Average Price Per Share	Number of Common Shares to be Issued to Yorkville (Pricing Option 1)	Total Number of Outstanding Common Shares After Giving Effect to the Sales to Yorkville	Number of Common Shares to be Issued to Yorkville (Pricing Option 2)	Total Number of Outstanding Common Shares After Giving Effect to the Sales to Yorkville
$1.00	20,978,583	23,163,813	20,763,806	22,949,036
$2.00	10,511,916	12,697,146	10,404,528	12,589,758
$2.03(1)	10,357,237	12,542,467	10,251,436	12,436,666
$3.00	7,023,028	9,208,258	6,951,436	9,136,666
$4.00	5,278,583	7,463,813	5,224,889	7,410,119
$5.00	4,231,916	6,417,146	4,188,961	6,374,191

(1)	The average of the high and low price per Common Share on the Nasdaq Capital Market on September 9, 2025.
As of the date hereof, we had 2,230,479 Common Shares outstanding, including the Initial Commitment Shares. The total number of outstanding common shares excludes up to:
•
7,680,546 Common Shares issuable upon the hypothetical conversion of 17,249 Series A Preferred Shares, as of June 30, 2025 using the VWAP for the five-day period ended June 27, 2025 (being the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of the hypothetical notice of conversion);

•	2,000 Common Shares issuable upon exercise of the First Representative’s Warrant;
•	11,450 Common Shares issuable upon exercise of the Placement Agent’s Warrant; and
•	49 Common Shares issuable upon exercise of the Class A Warrants.
To the extent that additional Common Shares are issued pursuant to the foregoing, investors purchasing Common Shares from Yorkville will experience further dilution. In addition, the Series A Preferred Shares, the First Representative’s Warrant, the Placement Agent’s Warrant and the Class A Warrants contain anti-dilution provisions, which, depending on the nature and price of any equity issuances by us, could increase the number of Common Shares issuable upon the conversion or exercise of such securities. See “Description of Capital Stock.”

SELLING SHAREHOLDER
This prospectus relates to the possible resale from time to time by the Selling Shareholder of up to 10,357,237 Common Shares that have been and may be issued by us to the Selling Shareholder under the SEPA. For additional information regarding the shares of Common Shares included in this prospectus, see the section titled “Description of the Standby Equity Purchase Agreement” above. We are registering the shares of Common Shares included in this prospectus pursuant to the provisions of the SEPA we entered into with the Selling Shareholder, in order to permit the Selling Shareholder to offer the shares included in this prospectus for resale from time to time.
The following table is prepared based on information provided to us by the Selling Shareholder and reflects holdings as of August 29, 2025. It sets forth the name and address of the Selling Shareholder, the aggregate number of Common Shares that the Selling Shareholder may offer pursuant to this prospectus and the beneficial ownership of the Selling Shareholder both before and after the offering. We have based percentage ownership on 2,230,479 Common Shares outstanding as of August 29, 2025.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of August 29, 2025, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The number of shares in the column “Maximum Number of Shares of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares being offered for resale by the Selling Shareholder under this prospectus. Because the purchase price to be paid by the Selling Shareholder for Common Shares, if any, that we may elect to sell to the Selling Shareholder in one or more Advances from time to time under the SEPA will fluctuate based on the market prices of our Common Shares during the applicable pricing period, the actual number of shares of Common Shares that we may sell to the Selling Shareholder under the SEPA may be fewer than the number of shares being offered for resale under this prospectus. The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).

We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such Common Shares. In addition, the Selling Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, and without our prior consent, the Common Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. See “Plan of Distribution.”

	Number of Common Shares Owned Prior to Offering(1)		Maximum Number of Common Shares to be Offered Pursuant to this Prospectus(4)	Number of Common Shares Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage
YA II PN, Ltd.(3)	45,249	2.0%	10,357,237	—	—

(1)	This number represents the Initial Commitment Shares. The percentage is based on 2,230,479 Common Shares outstanding prior to this offering.
(2)
Assumes that Yorkville (i) will sell all of the Common Shares beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional Common Shares. Yorkville may acquire additional Common Shares for an aggregate subscription amount of up to $20,000,000 pursuant to the SEPA, provided that Yorkville shall not acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares. The number of shares that may ultimately be offered for resale by Yorkville is dependent upon the number of shares we may actually issue to Yorkville under the SEPA.

(3)	Investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address for YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(4)
The number of Common Shares that may actually be issued to Yorkville pursuant to the SEPA is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the SEPA, including the Beneficial Ownership Cap.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Please see our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capital Stock
Under our amended and restated articles of incorporation, our authorized share capital stock consists of:
•	750,000,000 Common Shares, par value $0.001 per share, of which 2,230,479 shares are issued and outstanding as of the date hereof, including the Initial Commitment Shares; and
•	250,000,000 preferred shares, par value $0.001 per share, out of which:
○	1,500,000 Series A Preferred Shares have been designated, of which 17,249 are issued and outstanding as of the date hereof;
○	1,500,000 Series B Preferred Shares have been designated, of which 1,500,000 are issued and outstanding as of the date hereof; and
○	1,500,000 Series C Participating Preferred Shares have been designated, of which none are issued and as of the date hereof.
Description of Common Shares. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of Common Shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Shares are entitled to receive pro rata our remaining assets available for distribution. Holders of Common Shares do not have conversion, redemption, or pre-emptive rights to subscribe to any of our securities. The rights, preferences, and privileges of holders of Common Shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares. Our amended and restated articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series; the number of shares of the series; the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions of such series; and the voting rights, if any, of the holders of the series.
Description of Series A Cumulative Convertible Perpetual Preferred Shares. The following description of the characteristics of the Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”) is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation, as amended and restated, in respect of the Series A Preferred Shares which is filed as an exhibit hereto and is incorporated herein by reference. Capitalized terms that are not defined below shall have the meaning ascribed to such terms in the Statement of Designation, as amended and restated, in respect of the Series A Preferred Shares.
On June 11, 2024 and June 30, 2025, we issued 15,000 and 2,249 Series A Preferred Shares, par value $0.001 per share, respectively, each with a stated amount of $1,000 per share, representing all of the Series A Preferred Shares that are issued and outstanding as of the date hereof. Such shares have the following characteristics:
•
Ranking. The Series A Preferred Shares rank, with respect to dividend distributions and distributions upon our liquidation, dissolution or winding up of our affairs (whether voluntary or involuntary), sale of substantially all of our assets, property or business, or a change of control of us (each, a “Liquidation Event”), (i) senior to our Common Shares, our Series B Preferred Shares, our Series C Participating Preferred Shares and to any other class or series of our stock that may be established in the future that is not expressly stated to be on parity with or senior to the Series A Preferred Shares in the payment of dividends and the distribution of assets upon a Liquidation Event (together with our Common Shares, the “Junior Stock”), (ii) on parity with any class or series of capital stock that may be established in the future that is expressly stated to be on parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon a Liquidation Event, and (iii) junior to any class or series of capital stock that may be established in the future that is expressly stated to rank senior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon a Liquidation Event, and to all existing and future indebtedness and other liabilities, including trade payable and other non-equity claims on us.
•
Conversion Rights. Each holder of Series A Preferred Shares has the right, subject to certain conditions, until July 15, 2032, to convert all (but not a portion), of the Series A Preferred Shares beneficially held by such holder into our Common Shares at the conversion rate then in effect. Each Series A Preferred Share is convertible into the number of our Common Shares equal to the quotient of the aggregate stated amount of the Series A Preferred Shares converted plus any accrued and unpaid dividends divided by the lower of (i) $240.00 per Common Share, subject to certain anti-dilution adjustments (i.e. in the event of capital reorganization, merger, stock dividend or other distribution of the Company’s assets, stock split or combination) (the “Pre-Determined Price”) and (ii) the VWAP of our Common Shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is also subject to adjustments in the event of an issuance of equity securities at a deemed price per share lower than the Pre-Determined Price then in effect. In such event, the Pre-Determined Price shall be reduced to an amount equal to the effective price of such issuance of equity securities. Our January 2025 Offering and the issuance of Common Shares to Yorkville pursuant to the SEPA would have triggered such an adjustment, however, in line with the terms outlined in the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, we entered into waiver agreements with the sole holder of our Series A Preferred Shares, pursuant to which all potential adjustments to the Pre-Determined Price as a result of the January 2025 Offering and the issuance of Common Shares to Yorkville pursuant to the SEPA have been waived. The Series A Preferred Shares are otherwise not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

•
Voting Rights. So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the Series A Preferred Shares at the time outstanding, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating: (i) any amendment, alteration or repeal of any provision of our amended and restated articles of incorporation or amended and restated bylaws that would alter or change the voting powers, preferences or special rights of the holders of the Series A Preferred Shares so as to affect them adversely; (ii) the issuance of Dividend Parity Stock if the Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have not been paid or declared and a sum sufficient for the payment thereof has been set aside for payment; (iii) any amendment or alteration of our amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any Senior Stock; or (iv) any consummation of (x) a binding share exchange or reclassification involving the Series A Preferred Shares, (y) a merger or consolidation of the Company with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Company into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to the Company is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A

Preferred Shares immediately prior to such consummation, taken as a whole. The foregoing voting rights do not apply in connection with the creation or issuance of Series C Participating Preferred Shares of the Company substantially in the form approved by the Board pursuant to the Rights Agreement (as defined below).
•
Dividends. Dividends on our Series A Preferred Shares are cumulative and accrue, whether or not declared by our Board of Directors, however, such dividends are payable only when, as, and if declared by our Board of Directors. Dividends on our Series A Preferred Shares, to the extent declared, shall be paid biannually, on each June 30 and December 31, payable in cash or in kind (in the form of additional Series A Preferred Shares) or in a combination thereof, at our option, accruing at the applicable dividend rate per annum on the stated amount per Series A Preferred Share and on any unpaid accrued dividends. In each event of non-payment or payment in kind, the dividend rate then in effect shall increase by a factor of 1.33 (“Non-payment Rate Adjustment”) or 1.30 (“PIK Rate Adjustment”), respectively, from the day of such event onwards. On the day a previous non-payment is rectified by payment in cash, the relevant Non-payment Rate Adjustment will cease to apply. If a previous non-payment is rectified by payment in kind, the relevant Non-payment Rate Adjustment will cease to apply and the PIK Rate Adjustment will be permanently applied instead. Partial non-payments, payments in kind or rectifications of previous non-payments, will be treated proportionally.

The holders of Series A Preferred Shares also have the right to participate, on an as-converted basis, in certain non-recurring dividends and distributions declared or made on our Common Shares.
•	Maturity/Redemption. The Series A Preferred Shares are perpetual, non-redeemable and have no maturity date.
•
Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution, winding up of the Company or other Liquidation Event, whether voluntary or involuntary, the Series A Preferred Shares shall have a liquidation preference of $1,000 per share (plus Accrued Dividends to the date fixed for payment of such amount (whether or not declared), and no more). A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Shares and all Liquidation Parity Stock are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the holders of Series A Preferred Shares, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Shares and all holders of Liquidation Preference Parity Stock, our remaining assets and funds will be distributed among the holders of the Common Shares and any other Junior Stock then outstanding according to their respective rights.

•
No Preemptive Rights; No Sinking Fund. The holders of Series A Preferred Shares do not have any preemptive rights. The Series A Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Description of Series B Perpetual Preferred Shares. The following description of the characteristics of the Series B Perpetual Preferred Shares (the “Series B Preferred Shares”) is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series B Preferred Shares, which is filed as an exhibit hereto and is incorporated herein by reference.
On June 11, 2024, we issued 1,500,000 Series B Preferred Shares, par value $0.001 per share, representing all of the Series B Preferred Shares that are issued and outstanding as of the date hereof. Such shares have the following characteristics:
•	Conversion Rights. The Series B Preferred Shares are not convertible into our Common Shares.
•
Voting Rights. Each Series B Preferred Share has the voting power of 1,000 Common Shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to adjustment to maintain a substantially identical voting interest in the Company following the (i) creation or issuance of a new series of shares of the Company carrying more than one vote per share to be issued to any person other than holders of the Series B Preferred Shares, except for the creation (but not the issuance) of Series C Participating Preferred Shares substantially in the form approved by the Board, without the prior affirmative vote of a majority of votes cast by the holders of the Series B Preferred Shares or (ii) issuance or approval of Common Shares pursuant to and in accordance with the Rights Agreement (as defined below). The holders of Series B Preferred Shares and the holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders, except that the Series B Preferred Shares vote separately as a class on amendments to our amended and restated articles of incorporation that would materially alter or change the powers, preference or special rights of the Series B Preferred Shares.
•
Distributions. The Series B Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up, as described below. Also, if we declare or make any dividend or other distribution of voting securities of a subsidiary which we control to the holders of our Common Shares by way of a spin off or other similar transaction, then, in each such case, each holder of Series B Preferred Shares shall be entitled to receive preferred shares of the subsidiary whose voting securities are so distributed with at least substantially similar rights, preferences, privileges and voting powers, and limitations and restrictions as those of the Series B Preferred Shares.

•	Maturity/Redemption. The Series B Preferred Shares are perpetual, non-redeemable and have no maturity date.
•
Ranking, Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, Series B Preferred Shares shall be entitled to receive a payment on the same terms as, and rank pari-passu with, the Common Shares with respect thereto, up to an amount equal to the par value of $0.001 per share Series B Preferred Share. Holders of shares of this Series will have no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

•
No Preemptive Rights; No Sinking Fund. Holders of the Series B Preferred Shares do not have any preemptive rights. The Series B Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Description of Series C Participating Preferred Shares. The following description of the characteristics of the Series C Participating Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series C Participating Preferred Shares which is filed as an exhibit hereto and is incorporated herein by reference.
As of the date of this prospectus, no Series C Participating Preferred Shares are issued and outstanding in connection with our Rights Agreement (as defined below). See “—Shareholders’ Rights Agreement.”
When issued, each one one-thousandth of a Series C Participating Preferred Share will, among other things:
•	not be redeemable;
•
entitle holders to dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our Common Shares or a subdivision of our outstanding Common Shares (by reclassification or otherwise), declared on our Common Shares; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth of a Series C Participating Preferred Share issued in connection with the Rights Agreement should approximate the value of one Common Share.
First Representative’s Warrant
The following description of the characteristics of the First Representative’s Warrant is a summary and does not purport to be complete and is qualified by reference to the copy of the First Representative’s Warrant, which is filed as an exhibit hereto and is incorporated herein by reference.
On July 15, 2024, in connection with our initial public offering, we issued to Maxim Group LLC, who acted as sole book-running manager in such offering, a warrant to purchase up to 2,000 Common Shares, in whole or in parts, at an exercise price of $176.00 per Common Share, subject to certain anti-dilution adjustments.
The First Representative’s Warrant is exercisable on or after January 11, 2025, and expires on July 11, 2027, and does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to its exercise. As of the date hereof, neither the First Representative’s Warrant, nor any part thereof, has been exercised.
If at the time of exercise of the First Representative’s Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Common Shares issuable upon such exercise, then the First Representative’s Warrant may only be exercised, in whole or in part, by means of a cashless exercise in which case, the holder shall be entitled to receive a number of Common Shares equal to the difference between the applicable spot price per Common Share of the Company (as determined in the First Representative’s Warrant) and the exercise price then in effect, multiplied by the number of Common Shares that would be issuable upon a cash exercise, divided by the applicable spot price per Common Share of the Company (as determined in the First Representative’s Warrant).
Placement Agent’s Warrant
The following description of the characteristics of the Placement Agent’s Warrant is a summary and does not purport to be complete and is qualified by reference to the copy of the Placement Agent’s Warrant, which is filed as an exhibit hereto and is incorporated herein by reference.
On January 24, 2025, in connection with our January 2025 Offering, we issued to Maxim Group LLC, who acted as placement agent in such offering, a warrant to purchase up to 11,450 Common Shares, in whole or in parts, at an exercise price of $57.64 per Common Share, subject to certain anti-dilution adjustments. The Placement Agent’s Warrant is exercisable on or after July 24, 2025, and expires on January 23, 2028, and does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to its exercise. As of the date hereof, neither the Placement Agent Warrant, nor any part thereof, has been exercised.
If at the time of exercise of the Placement Agent Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Common Shares issuable upon such exercise, then the Placement Agent Warrant may only be exercised, in whole or in part, by means of a cashless exercise in which case, the holder shall be entitled to receive a number of Common Shares equal to the difference between the applicable spot price per Common Share of the Company (as determined in the Placement Agent Warrant) and the exercise price then in effect, multiplied by the number of Common Shares that would be issuable upon a cash exercise, divided by the applicable spot price per Common Share of the Company (as determined in the Placement Agent Warrant).
Class A Common Share Purchase Warrants
The units issued as part of our January 2025 Offering consisted of one Common Share and one Class A Common Share Purchase Warrant. The following description of the characteristics of the Class A Common Share Purchase Warrants is a summary and does not purport to be complete and is qualified by reference to the copy of the Class A Common Share Purchase Warrants, which is filed as an exhibit hereto and is incorporated herein by reference.
Each Class A Common Share Purchase Warrant was immediately exercisable at an initial exercise price of $104.80, subject to downward adjustments on Reset Dates (as defined in the Class A Common Share Purchase Warrants) and will expire on January 24, 2028. The Class A Common Share Purchase Warrants also contain certain mechanisms for cashless exercise, including alternative cashless exercise, and certain anti-dilution protections. As of the date hereof, substantially all of the Class A Common Share Purchase Warrants have been exercised.
Shareholders’ Rights Agreement
The following description of the Shareholders’ Rights Agreement (the “Rights Agreement”) is a summary and does not purport to be complete and is qualified by reference to the copy of the Rights Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.
On July 11, 2024, we entered into a Rights Agreement with Computershare Trust Company, N.A., as Rights Agent. Pursuant to the Rights Agreement, each Common Share includes one right, or a Right, that entitles the holder to purchase from us one one-thousandth of a share of Series C Participating Preferred Share (“Preferred Share”) for $1,000.00 (the “Exercise Price”), once the Rights become exercisable, subject to specified adjustments. The Rights will separate from the Common Shares and become exercisable only if a person or group acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our outstanding Common Shares, in a transaction not approved by our Board of Directors, provided that none of Ismini Panagiotidi or her controlled affiliates will be considered an “acquiring person.” In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, in lieu of one one-thousandth of a Preferred Share, upon payment of the exercise price, a number of our Common Shares having a then-current market value equal to twice the exercise price. In addition, if we are acquired in a merger or other business combination after an acquiring person acquires 10% (15% in the case of a passive institutional investor) or more of our Common Shares, each holder of the Right will thereafter have the right to purchase, in lieu of one one-thousandth of a Preferred Share, upon payment of the exercise price, a number of Common Shares of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Under the Rights Agreement’s terms, it will expire on July 11, 2034.
Directors
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. Cumulative voting is prohibited.
Our amended and restated articles of incorporation require our Board of Directors to consist of at least one member. Our Board of Directors currently consists of three members.
Our Board of Directors will be elected annually on a staggered basis, and each director will hold office for a three-year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. The initial term of office of each director will be as follows: our Class I directors will serve for a term expiring at the 2025 annual meeting of shareholders, our Class II directors will serve for a term expiring at the 2026 annual meeting of shareholders, and our Class III directors will serve for a term expiring at the 2027 annual meeting of shareholders.
Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services as a director rendered to us.
Shareholder Meetings
Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Chairperson, Chief Executive Officer or President of the Company or a majority of our Board, or by the affirmative vote of the holders of at least one-third of the voting power of the aggregate outstanding voting shares of the Company. Our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote at such meetings shall constitute a quorum for the purposes of the meeting.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Common Shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Forum Selection
Our amended and restated articles of incorporation provide that, (A) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our articles of incorporation or bylaws and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or the Exchange Act, as applicable, after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims.
Accordingly, the applicability of the provisions of our amended and restated articles of incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable for these or other reasons. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.
Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our amended and restated articles of incorporation. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our amended and restated articles of incorporation provide that we must indemnify and hold harmless our directors and officers to the fullest extent permitted by the BCA. We are also required to advance certain expenses to our directors and officers incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under the relevant section of our amended and restated articles of incorporation. We may carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-Takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws
Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control, and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay, or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest, or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors. In addition, we have entered into a Rights Agreement that makes it more difficult for a third party to acquire us without the support of our Board of Directors. See “—Shareholders’ Rights Agreement” above for a description of the Rights Agreement.
Blank check preferred stock. Under the terms of our amended and restated articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 250,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of us or the removal of our management.
Election and removal of directors. Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the Board to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may only be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent directors.
Limited actions by shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders. Our amended and restated articles of incorporation provide that, unless otherwise prescribed by law, special meetings of our shareholders may only be called by our Chairperson, Chief Executive Officer or President, or a majority of our Board, or by the affirmative vote of the holders of at least one-third of the voting power of the aggregate outstanding voting shares of us, and the business transacted at the special meeting is limited to the purposes stated in the notice.
Advance notice requirements for shareholder proposals and director nominations. Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified Board of Directors. As described above, our amended and restated articles of incorporation provide for the division of our Board into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our Board will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board from removing a majority of our Board for two years.
Business Combinations with Interested Shareholders. Our amended and restated articles of incorporation also prohibit any Interested Shareholder from engaging in a Business Combination (as defined in our amended and restated articles of incorporation) with us within three years after the owner acquired such ownership, except where:
•	prior to such time, our Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the outstanding Common Shares of the Company at the time the transaction commenced, excluding for purposes of determining the number of Common Shares outstanding those shares or equity interests owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares or equity interests held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the Business Combination is approved by our Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the Voting Power of the outstanding Voting Shares of the Company that are not owned by the Interested Shareholder; or (4) the shareholder was or became an Interested Shareholder prior to the consummation of the initial public offering of the Company’s Common Shares under the Securities Act .

The foregoing restrictions shall not apply if:
•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares or equity interests so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of our Board; and (iii) is approved or not opposed by a majority of the members of our Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

○	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Company is required);
○
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Common Shares of the Company; or

○	a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Common Shares of the Company.
For purposes of the foregoing:
•
“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of fifteen percent (15%) or more of the outstanding Common Shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of fifteen percent (15%) or more of the outstanding Common Shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional Common Shares of the Company, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the Common Shares of the Company deemed to be outstanding shall include Common Shares deemed to be owned by the person, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, none of Ismini Panagiotidi or her affiliates and associates shall be considered an Interested Shareholder;
•
“Voting Power” means, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting of shareholders, as the context may require, have; and

•
“Voting Shares” means, with respect to any corporation, shares of any class or series of capital stock entitled to vote in connection with the election of directors and/or all other matters submitted to a vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote in connection with the election of the directors or other governing body of such entity and/or all other matters submitted to a vote.

Registrar and Transfer Agent
The registrar and transfer agent for our Common Shares is Computershare Trust Company N.A.
Listing
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.”

MATERIAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the purchase, ownership, and disposition of our Common Shares as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Common Shares treated for U.S. federal income tax purposes as:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under the applicable U.S. Treasury regulations (the “Treasury Regulations”) to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of our Common Shares that is not a U.S. Holder and is not an entity or arrangement classified as a partnership o for U.S. federal income tax purposes. The U.S. federal income tax consequences applicable to Non-U.S. Holders are described below under the heading “— Material United States Federal Income Taxation Consequences of Non-U.S. Holders.”
This discussion does not consider the tax treatment of entities or arrangements classified as partnerships for U.S. federal income tax purposes or of persons that hold our Common Shares through such entities or arrangements. If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is the holder of our Common Shares, the U.S. federal income tax treatment of the persons treated as its partners on their status and the activities of the entity or arrangement. Persons treated as partners in such entities or arrangements holding our Common Shares are urged to consult their own advisors as to the particular U.S. federal income tax consequences applicable to them.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, the Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder or beneficial owner of our Common Shares based on such holder or beneficial owner’s individual circumstances. In particular, this discussion considers only holders or beneficial owners that will own and hold our Common Shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	S corporations and entities or arrangements classified as partnerships for U.S. federal income tax purposes;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	dealers in securities or currencies;

•	“controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes;
•	certain expatriates or former long-term residents of the United States;
•	individual retirement accounts and other tax-deferred accounts;
•	persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”;
•	persons that hold our Common Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	a person that purchases or sells our Common Shares as part of a wash sale for tax purposes;
•	a corporation liable for tax on its “adjusted financial statement income; and
•	a “U.S. Holder” whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S., non-Marshall Islands tax laws.
We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service (the “IRS”), as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
THIS DISCUSSION OF MATERIAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON SHARES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. DUE TO THE COMPLEXITY OF TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR COMMON SHARES MAY BE AFFECTED BY FACTORS NOT ADDRESSED HEREIN, EACH HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S., AND U.S. FEDERAL TAX LAWS.
Material United States Federal Income Tax Consequences
Taxation of Operating Income in General
Unless exempt from U.S. federal income taxation under the rules of Section 883 of the Code (“Section 883”) discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source shipping income.”
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% U.S. source shipping income. We are prohibited by law from engaging in transportation that produces income considered to be 100% U.S. source shipping income.
No shipping income attributable to transportation exclusively between non-U.S. ports will be considered U.S. source shipping income. Our shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
Unless exempt from U.S. federal income tax under Section 883, as described in detail below, our U.S. source shipping income would be subject to a 4% tax imposed without allowance for deductions for any taxable year (the “4% Tax”), as described in “— Taxation in Absence of Exemption” below.

Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 and the Treasury Regulations thereunder, we are exempt from U.S. federal income taxation with respect to our U.S. source shipping income if:
i.
we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

ii.	one of the following statements is true:
○
more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” from tax to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements (the “50% Ownership Test”); or

○
our stock is “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States (the “Publicly-Traded Test”).

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant “equivalent exemptions” from tax to corporations organized in the United States. Therefore, we are exempt from U. S. federal income tax with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the Treasury Regulations, a foreign corporation satisfies the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders.
We believe that we will satisfy the 50% Ownership Test for our 2025 taxable year, and expect to satisfy the substantiation and reporting requirements to claim the benefits of the 50% Ownership Test. Therefore, we intend to take the position that we are exempt from U.S. federal income tax under Section 883 for our 2025 taxable year. However, there can be no assurance that we will continue to satisfy the requirements of the 50% Ownership Test in future taxable years. Furthermore, the substantiation requirements are onerous and, therefore, there can be no assurance that we would be able to satisfy them, even if our share ownership would otherwise satisfy the requirements of the 50% Ownership Test.
Publicly-Traded Test
The Treasury Regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly-Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.
Under the Treasury Regulations, the stock of a foreign corporation is considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as the Nasdaq Capital Market).
The Treasury Regulations further require that with respect to each class of stock relied upon to meet the listing requirement:
i.
such class of stock be traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year (the “Trading Frequency Test”); and

ii.
the aggregate number of shares of such class of stock traded on such market during the taxable year be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year (the “Trading Volume Test”).

Even if a foreign corporation does not satisfy both tests, the Treasury Regulations provide that the Trading Frequency Test and Trading Volume Test will be deemed satisfied by a class of stock if such class of stock is traded on an established securities market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year during which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own, directly or indirectly, 5% or more of the vote and value of such class of outstanding shares.
For purposes of being able to determine the person who actually or constructively own 5% or more of the vote and value of our Common Shares (a “5% Shareholder”), the Treasury Regulations permit us to rely on those persons on Schedule 13G and Schedule 13D filings with the Commission as owning 5% or more of our Common Shares. The Treasury Regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
We believe that we will not satisfy the Publicly-Traded Test during our 2025 taxable year.
Taxation in Absence of Exemption
If we were not to qualify for the benefits of the Section 883 exemption (and our U.S. source shipping income were not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below), we would be subject to the 4% Tax. Because under the sourcing rules described above, no more than 50% of our shipping income would be treated as constituting U.S. source shipping income, no more than 50% of our shipping income would be subject to the 4% Tax.
If the benefits of the Section 883 exemption were unavailable to us and our U.S. source shipping income were considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax (currently imposed at a rate of 21%). In addition, we might be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments.
Our U.S. source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of such income; and
•
substantially all such income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to or from the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of a Vessel
Regardless of whether we qualify for the Section 883 exemption, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, passes to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

Material United States Federal Income Taxation Consequences of U.S. Holders
The following is a summary of the material U.S. federal income tax consequences to U.S. Holders of the purchase, ownership, and disposition of our Common Shares.
Taxation of Distributions
Subject to the passive foreign investment company (“PFIC”) rules discussed below, any distributions made by us with respect to our Common Shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Shares and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us.
Dividends paid on Common Shares to a U.S. Holder, who is an individual, trust, or estate (a “Non-Corporate U.S. Holder”) will generally be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at the preferential U.S. federal income tax rates applicable to long-term capital gain provided that our Common Shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which our Common Shares are listed), we are not a PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been, or will be), and certain other conditions are met.
There is no assurance that any dividends paid on our Common Shares will be eligible for these preferential rates in the hands of a Non-Corporate U.S. Holder. If we were to be a PFIC, as discussed below, for any taxable year, dividends paid on our Common Shares in such year or in the following year would not be qualified dividend income. Any dividends paid by us on our Common Shares that are not eligible for these preferential rates would be taxed as ordinary income to the Non-Corporate U.S. Holder.
Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or, in certain circumstances, fair market value of) in a common share or dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in a common share. If we pay an “extraordinary dividend” on our Common Shares that is treated as “qualified dividend income,” then any loss derived by a Non-Corporate U.S. Holder from the sale or exchange of such Common Shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Common Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Common Shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation that is a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Common Shares, either:
•
at least 75% of the corporation’s gross income (including the gross income of certain subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•
at least 50% of the average value of the assets held by the corporation (including the assets of certain subsidiaries) during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether a foreign corporation is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiaries that have made special U.S. tax elections to be disregarded as separate entities as well as any of its subsidiary corporations in which it owns at least 25% by value. Income earned, or deemed earned, by a foreign corporation in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless the foreign corporation is treated under specific rules as deriving its rental income in the active conduct of a trade or business.
Based on our existing operations and future projections, we do not expect to be a PFIC for our 2025 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular the vessels, we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining our classification as a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to, we cannot assure that the IRS or a court will accept our position. In addition, although we intend to conduct our affairs to avoid, to the extent reasonably possible, being classified as a PFIC with respect to any taxable year, we cannot assure that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely “qualified electing fund” or “QEF” election or a timely “mark-to-market” election with respect to the Common Shares. In addition, if we were to be treated as a PFIC, the U.S. Holder would be required to file IRS Form 8621 with the IRS annually with respect to such U.S. Holder’s Common Shares.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder (an “Electing Holder”) makes a timely QEF Election, such Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable year that ends with or within the taxable year of the Electing Holder for which we are a PFIC, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the Common Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis (but not below zero) of the Electing Holder in the Common Shares and will not be taxed again once distributed. The Electing Holder would generally recognize capital gain or loss on the sale, exchange, or other disposition of the Common Shares. The U.S. Holder would make a QEF Election by filing a properly completed IRS Form 8621 with its U.S. federal income tax return. After the end of each taxable year, we will analyze whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make the QEF Election for such taxable year. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.
Taxation of U.S. Holders Making a “Mark-to-Market” Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our Common Shares are treated as “marketable stock,” a U.S. Holder of our Common Shares would be allowed to make a “mark-to-market” election with respect to our Common Shares by filing a properly completed IRS Form 8621 with its U.S. federal income tax return for such taxable year. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year that we are classified as a PFIC the excess, if any, of the fair market value of the Common Shares at the end of each taxable year over such U.S. Holder’s adjusted tax basis in the Common Shares. The U.S. Holder would also be permitted an ordinary loss for each such taxable year in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Common Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our Common Shares would be adjusted to reflect any such income or loss amount. In any taxable year in which we are classified as a PFIC, gain realized on the sale, exchange, or other disposition of the Common Shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the Common Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income of the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
If we were to be classified as a PFIC for any taxable year, a U.S. Holder that does not make a timely QEF Election or a “mark-to-market” election for that year would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions that exceeds 125% of the average annual distributions over the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Common Shares), and (2) any gain realized on the sale, exchange, or other disposition of our Common Shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our Common Shares;
•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

3.8% Medicare Tax on Net Investment Income
Non-Corporate U.S. Holders are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust. A U.S. Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the Common Shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2025, is $15,650). The 3.8% Medicare tax is determined in a different manner than the regular U.S. federal income tax. Special considerations apply to U.S. Holders that have made a QEF election. Non-Corporate U.S. Holders are urged to consult their tax advisors regarding the applicability of the 3.8% Medicare tax in respect of their investment in our Common Shares.
Material United States Federal Income Taxation Consequences of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our Common Shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax with respect to any gain attributable to a sale or other disposition of our Common Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met.
Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such dividends and gain may be subject to an additional branch profits tax at a 30% rate (or a lower tax rate under an applicable income tax treaty).

Backup Withholding and Information Reporting
In general, a U.S. Holder will be subject to information reporting for U.S. federal income tax purposes on distributions made on our Common Shares within the United States and to the proceeds from sales and other dispositions of our Common Shares to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax (currently at a rate of 24%) generally should apply to distributions paid on our Common Shares to a U.S. Holder and the proceeds from sales and other dispositions of our Common Shares by a U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or dividends required to be shown on his U.S. federal income tax return; or
•	in certain circumstances, fails to comply with the applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
In addition, individuals who are U.S. Holders (and to the extent specified in the applicable Treasury Regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with the IRS with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by the applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our Common Shares, unless the Common Shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in the applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. The U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
The U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.
Marshall Islands Tax Consequences
The following represents the opinion of our Marshall Islands counsel, Stephenson Harwood LLP, and is a summary of the material Marshall Islands tax consequences of the ownership and disposition of our Common Shares.
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are a non-resident Marshall Islands corporation pursuant to Division 1 Section 2(j) of the Marshall Islands Business Corporations Act (the “BCA”), we are not doing business in the Republic of the Marshall Islands and as such we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our Common Shares that are not residents of or domiciled or carrying on any commercial activity in the Republic of the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our Common Shares.

PLAN OF DISTRIBUTION
The Common Shares offered by this prospectus are being offered by Yorkville. The Common Shares may be sold or distributed from time to time by Yorkville directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Shares offered by this prospectus could be effected in one or more of the following methods:
•	ordinary brokers’ transactions
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Common Shares;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate the sales of our Common Shares that it has subscribed for and may in the future subscribe for from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (or instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.
Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Common Shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Shares sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Shares sold by Yorkville.
Registrar and Transfer Agent
The registrar and transfer agent for our Common Shares is Computershare Trust Company N.A.
Listing
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.”
Selling Restrictions
Other than in the United States, no action has been taken by us or the Selling Shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.
This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.
Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.
Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing

Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.
Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.
United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of our Common Shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our Common Shares in, from or otherwise involving the United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Pursuant to Division 3 Section 20 paragraph (2) of the BCA the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, shall accept service of process on our behalf in any such action. Further, pursuant to Division 3 Sections 21 and 22 of the BCA, in certain circumstances delineated therein the Attorney General of the Republic of the Marshall Islands may be deemed an agent of the Company upon whom any process or notice or demand required or permitted by law to be served may be served upon.
In addition, the Republic of the Marshall Islands have adopted (i) the Uniform Foreign Money-Judgments Recognition Act (“UFMJRA”) and (ii) the Enforcement of Judgments Act (“EJA”). The UFMJRA and EJA are two separate statutes with different purposes. The UFMJRA deals with “recognition” of a foreign judgment. The EJA deals with “enforcement” of a judgment which includes a foreign judgment once recognized by the URFMJA. These statutes allow subject to the requirements imposed therein, for a foreign judgment to be recognized and enforced in the Republic of the Marshall Islands. That said, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.
EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses expected to be incurred in connection with the offer and sale of our Common Shares. Except for the SEC registration fee, all amounts are estimates. The Selling Shareholder will not bear any portion of such expenses.

SEC registration fee	$3,219
Accounting fees and expenses	30,000
Legal fees and expenses	170,000
Printing expenses	10,000
Miscellaneous	25,500
Total(1)	$238,719

(1)
The amounts above do not include the Commitment Fee, the first half of which has been satisfied by the issuance of the Initial Commitment Shares to Yorkville. When due, the remaining half of the Commitment Fee is payable, at our discretion, in cash or Common Shares or in a combination thereof.

LEGAL MATTERS
We are being represented by O’Melveny & Myers LLP with respect to certain legal matters as to United States federal securities law. Stephenson Harwood LLP will pass upon the validity of the securities being registered hereby and certain other matters governed by Marshall Islands law.
EXPERTS
The consolidated financial statements of Icon Energy Corp. appearing in Icon Energy Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 151 25, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the securities offered hereby.
We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.icon-nrg.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.
As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.
We hereby incorporate by reference the documents listed below that have been previously filed with the Commission:
•	our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Commission on April 25, 2025;
•
our Report on Form 6-K, filed with the Commission on July 3, 2025, containing our unaudited interim condensed consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2025;

•
our Report on Form 6-K, filed with the Commission on August 1, 2025, containing our unaudited interim condensed consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations for the six months ended June 30, 2025;

•	our Reports on Form 6-K, filed with the Commission on June 24, 2025 and August 29, 2025; and
•
the description of Marshall Islands Company Considerations contained in Exhibit 2.5 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Commission on April 25, 2025, including any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Icon Energy Corp.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
Attention: Secretary
+30 211 88 81 300
The information on our website is not incorporated by reference into this prospectus. These filings are also available on the Commission’s Electronic Data Gathering and Retrieval System at www.sec.gov. You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the Selling Shareholder has authorized anyone else to provide you with different information. Neither we nor the Selling Shareholder is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.